EXHIBIT 99(a)


FLEET FINANCIAL GROUP LOGO               NATWEST BANK LOGO

NEWS RELEASE

CONTACTS:
---------

JAMES MAHONEY                        TIM CONNOLLY
FLEET COMMUNICATIONS                 NATWEST BANCORP MEDIA RELATIONS
(617) 292-3553                       (201) 547-7533

THOMAS RICE                          SCOTT PRENTICE
FLEET INVESTOR RELATIONS             NATWEST PLC INVESTOR RELATIONS
(617) 423-5198                       011-44-171-726-1103


                   FLEET FINANCIAL GROUP AGREES
                   TO ACQUIRE NATWEST BANK N.A.


     TRANSACTION STRENGTHENS POSITION IN METROPOLITAN NEW YORK REGION
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Boston and Jersey City, December 19, 1995 -- Fleet Financial Group (NYSE: FLT)
today announced that it has signed a definitive agreement to acquire
New Jersey-based NatWest Bank N.A., a bank operating in New York and New Jersey, from its parent, National Westminster Bank Plc. Following completion of the transaction, which has a purchase price of $3.26 billion, Fleet will have a substantially strengthened market position in metropolitan New York to complement its leading position in New England.

     Terrence Murray, President and Chief Executive Officer of Fleet, stated, "NatWest Bank is an exciting and logical addition to Fleet; the franchise is complementary to our own, especially in commercial, retail and government banking; it strengthens our activities in New York--primarily in the greater metropolitan area; and it offers us entry into the highly attractive New Jersey market. The acquisition will provide attractive long-term returns to Fleet shareholders and will be strongly accretive to per-share earnings in 1997 and beyond."

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     John Tugwell, Chairman, President and Chief Executive Officer of NatWest
Bancorp, added that the acquisition "is a testament to the significant turnaround that has occurred at NatWest." He said: "As part of Fleet, we'll continue to pursue very much the same vision that we have now--to become a leading financial services company to consumers and small- to medium-sized businesses, as well has to provide outstanding customer service. In short, we're a good fit with Fleet."

     As part of the announcement, Jay Saries, currently a Vice Chairman of Fleet, has been appointed Chairman of Fleet Bank of New York N.A., as the combined bank will be called. Tugwell will be named President and Chief Executive Officer of Fleet Bank of New York N.A.

     Terms of the transaction call for a payment of $2.7 billion, plus an "earnout" of up to $560 million. The earnout involves annual payments equal to approximately 50 percent of earnings from the NatWest franchise over eight years. The acquisition will be financed primarily through internal funding sources. Fleet expects to issue $600 million of preferred stock (of which NatWest Bank Plc will take up to $300 million) and $400 million of debt securities. Tangible net worth of NatWest Bank is expected to be $2.32 billion at close.

     After consolidation, the combined institution will have approximately $90 billion in assets, reflecting an expected reduction of Fleet's assets by $18 billion, and NatWest's by $13 billion as part of this transaction. "Importantly, this acquisition provides Fleet with a unique opportunity to liquidate low-return assets and replace them with higher-yielding loans almost entirely funded with core deposits," stated Eugene M. McQuade, Fleet Executive Vice President and Chief Financial Officer.

     Driving the transaction's financial rationale is substantial cost savings. By 1997, for instance, Fleet projects a savings of $200 million, or 23 percent, in operating expenses compared with the 1995 baseline. To achieve the savings, it is expected that, by 1997, staffing will decline by about 1,800 positions--with attrition expected to account for about one-half of the total.

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     The acquisition, which is subject to regulatory approval, is expected to close in the second quarter of 1996. Upon completion, Fleet will be the third-ranked banking institution in New York. It will be the number-four banking operation in New Jersey (the position NatWest occupies now). In
New England, Fleet--which recently closed its strategic merger with Shawmut National Corporation--maintains leading market positions in Connecticut, Maine, Massachusetts, New Hampshire and Rhode Island. In total, Fleet expects to operate 1,225 branches and 2,000 ATMs in seven states. It also will maintain NatWest's recently opened customer service and sales operation in Scranton, Pennsylvania.

     "Fleet is a financially stong organization able to make an acquisition such as this one while maintaining our current high level of community, charitable and economic development commitments to New England," Murray stated. "In fact, we believe our customers, communities and employees in New England will benefit from the synergies we will be achieving through the acquisition." Noting NatWest's "Outstanding" CRA rating, Murray added that "Fleet will maintain NatWest's community commitments as well."

     Derek Wanless, NatWest Group Chief Executive, said that NatWest Group Plc will retain a substantial presence in the United States through its investment banking business, NatWest Markets, and the Coutts Group, its private banking arm. He added that the sale "reflects our strategic focus on developing financial services in attractive markets where we can maintain strong long-term positions." The New York-based U.S. operations together employ about 1,150 people.

     Fleet Financial Group is an $84-billion diversified financial services company listed on the New York Stock Exchange. Fleet's lines of business include commercial and consumer banking, mortgage banking, consumer finance, asset-based lending, equipment leasing, investment management services and student loan processing.


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     NatWest Bancorp, the $35 billion holding company for NatWest N.A. and
NatWest (Delaware), provides banking services through more than 300 branches in New York and New Jersey. The 31st-largest bank holding company in the U.S., it is a wholly owned subsidiary of National Westminster Bank Plc, the London-based international banking and financial services organization.


































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